EXHIBIT 99.1

 Correlate Infrastructure Partners Reports Record Revenue in Third Quarter 2022; Provides Business Update

Q3 revenue up over 9x compared to prior quarter

Customer projects totaling up to $194 million at various stages from design to installation.

BOISE, Idaho -- November 14, 2022 – via InvestorWire -- Correlate Infrastructure Partners, Inc. (OTCQB: CIPI) (“Correlate” or the “Company”), a tech-enabled development, finance, and fulfillment platform for distributed energy solutions across North America, reported financial results on November 10, 2022, for the third quarter ended September 30, 2022, and year-to-date ended September 30, 2022.

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Revenue totaled $2,312,577 for the three months ended September 30, 2022, compared to $236,690 for the three-month period ended June 30, 2022. The significant increase resulted from completion of construction milestones in contracted projects. During the three months ended September 30, 2021, reported revenues totaled $15,291.

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Operating expenses for the three months ended September 30, 2022, totaled $2,429,478, compared to $2,907 for the same period ended September 30, 2021. This was driven by higher professional fees associated with acquisition activities and higher wage expenses associated with hiring new personnel to support growth.

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The Company currently has project opportunities valued at up to $194 million with projects in development that have been awarded agreements and contracts that have been executed and are under installation.

•	As of September 30, 2022, unrecognized revenue (a non-GAAP measure1) was $16,233,129 for executed projects currently being installed at customer locations.

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“We continue to make smart choices to optimize our organic project delivery based on a dynamic 2022 regulatory and supply chain landscape. The Inflation Reduction Act enacted in late August provided new tax incentives that reduce costs for clients and/or elevate returns to investors; this led to larger contract sizes with redesigns to domestic content. While this meant delaying some project starts, it will be a big net gain, and will open new markets for us in 2023,” said Todd Michaels, chief executive officer of Correlate. “With this in mind, we have finalized our M&A plans through Q2 2023 and seek to close our first acquisition by year end.”

Non-GAAP Reconciliation and Business Outlook

With an expanding pipeline, including approximately $448 million of actionable current project opportunities, Correlate expects rapid growth -- especially with growing momentum from the recent passage of the historic climate and tax bill by the Senate.

The following table summarizes a reconciliation between reported GAAP revenue and non-GAAP revenue:

	For the three months ended September 30		For the nine months ended September 30
	2022	2021	2022	2021
GAAP Revenue	$2,312,577	$15,291	$2,617,675	$24,526
Non-GAAP Adjustments[1]:
Customer Deposits	$32,816	$0	$32,816	$0
Additional Contracted Revenue	$16,200,313	$0	$16,200,313	$0
Discounts on Revenue	$150,000	$0	$150,000	$0
Total Non-GAAP Adjustments	$16,383,129	$0	$16,383,129	$0

Total Non-GAAP Revenue	$18,695,706	$15,291	$19,000,804	$24,526

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The table below summarizes the various stages of anticipated revenue, which the Company expects to recognize in the near term.

	As of June 30, 2022	As of September 30, 2022
Anticipated Revenue:
Customer Engagement[2]	$25,508,312	$253,690,691
Awarded[3]	$61,405,900	$178,344,306
Installation[4]	$13,316,272	$16,233,129
Total Anticipated Revenue	$100,230,484	$448,268,126

1 Correlate performs certain adjustments to GAAP revenue to approximate expected revenue from executed contracts in place, which are either under installation or pre-installation. Customer deposits represent cash that has been received from contracted customers but not yet recognized as revenue under GAAP. Additional contracted revenue represents any other expected revenue from contracted customers but certain milestones have not yet been achieved. Correlate considers non-GAAP revenue to be important indicators of the operational strength of the business because it indicates the value that each of the contracted projects will bring to the Company in the near term. All current projects under construction are expected to be completed within six months.

2 Correlate considers customer engagement revenue to represent opportunities that are under discussion with potential customers. Correlate has applied a probability percentage to account for attrition based on management’s industry experience.

3 Correlate considers awarded revenue to represent opportunities that have been commercially agreed upon between customers and Correlate, subject to final contract. Correlate has applied a probability percentage to account for attrition based on management’s industry experience.

4 Correlate considers installation revenue to represent contracts that have been executed and are either under construction or in pre-construction. Correlate has applied a probability percentage to account for attrition based on management’s industry experience. A portion of the anticipated revenue under installation is expected to result from the consummation of certain project acquisition activities.

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“Our third quarter record results reflect our continued execution and momentum with tailwinds from the Inflation Reduction Act, increasing investor interest in distributed energy projects, and diverse market opportunities. We are well-positioned for growth and our expanding pipeline is indicative of the value customers see in what we can bring from a cost reduction, sustainability and resiliency standpoint,” said Channing Chen, chief financial officer of Correlate.

About Correlate Infrastructure Partners Inc.

Correlate Infrastructure Partners Inc. (OTCQB: CIPI) is a tech-enabled development, finance and fulfillment platform for distributed energy solutions across North America.  The Company’s integrated solutions include solar, cogeneration, energy storage, electric vehicle infrastructure and intelligent efficiency retrofits for community-scale applications. Correlate reduces costs, improves comfort, and increases energy reliability for home, work and commerce while eliminating the adoption barriers to net-zero carbon goals.

For more information, visit the Company’s website at https://www.correlateinfra.com/.

Forward-Looking Statements

This news release may include "forward-looking statements" regarding Correlate Infrastructure Partners Inc. and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Correlate Infrastructure Partners Inc. expresses or implies an expectation or belief about future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Correlate Infrastructure Partners Inc. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

General inquiries:

Correlate Infrastructure Partners Inc.

Boise, Idaho

www.correlateinfra.com

855.264.4060

info@correlateinc.com

Corporate Communications:

IBN (InvestorBrandNetwork)

Los Angeles, California

www.InvestorBrandNetwork.com

310.299.1717 Office

Editor@InvestorBrandNetwork.com

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